Exhibit 99.2 - Supplemental Information
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(1) On March 2, 2007 CRT Capital Group LLC, a Connecticut limited liability company ("CRT") sold 129,512 shares of Common Stock of the Issuer. Additionally, on March 2, 2007 Harbor Drive Special Situations Master Fund, Ltd., a Cayman limited company ("Harbor Drive") sold 89,800 shares of Common Stock of the Issuer. On March 5, 2007 CRT sold 4,300 shares of Common Stock of the Issuer.

(2) CRT has direct beneficial ownership of 2,349,787 shares of Common Stock of the Issuer following the reported transactions. Harbor Drive has direct beneficial ownership of 404,400 shares of Common Stock of the Issuer following the reported transactions. Harbor Drive Asset Management LLC (HDAM") has indirect beneficial ownership of 404,400 shares of Common Stock of the Issuer. CRT Capital Holdings LLC, C. Michael Vaughn and J. Christopher Young have indirect beneficial ownership of 2,754,187 shares of Common Stock of the Issuer. For purposes of this filing, the Reporting Persons have calculated the aggregate number of outstanding shares of the Issuer's Common Stock as 21,917,869 as of February 28, 2007 as reported on the Issuer's prospectus on Form 424B3 filed on March 1, 2007.

(3) The securities to which this report relates were sold by CRT and Harbor Drive. Pursuant to an investment agreement, HDAM has the investment and voting power with respect to the securities held by Harbor Drive. CRT Capital Holdings LLC owns all the equity interests in and is the sole managing member of HDAM and CRT. C. Michael Vaughn and J. Christopher Young are the two managing members, and share control, of CRT Capital Holdings LLC and through it each of CRT, HDAM, and Harbor Drive. In accordance with Instruction 5(b)(iv), the entire amount of the Issuer's securities held by CRT and Harbor Drive is reported herein. The Reporting Persons disclaim any beneficial ownership of any of the Issuer's securities to which this report relates for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, except to the extent of its indirect pecuniary interest therein, and this report shall not be deemed an admission that any Reporting Person is the beneficial owner of such securities for purposes of Section 16 or for any other purposes.